Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 24, 2012	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES 2011 RESULTS

DALLAS, TEXAS --  Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the year ended December 31, 2011 of $42,215,000, or $1.33 per common unit.

A comparison of the Partnership’s consolidated results for the twelve month periods ending December 31, 2011 and 2010 are set forth below:

	Twelve Months Ended
	December 31,
	2011	2010
Operating Revenues	$69,489,000	$61,094,000
Net Income	42,215,000	34,883,000
Net Income Per Common Unit	$1.33	$1.11

The Partnership’s operating revenues during the twelve months ending December 31, 2011 are higher than 2010 primarily as a result of increased oil and natural gas sales volumes.

The Partnership’s independent engineering consultants estimated its total proved oil and gas reserves to be 88.4 billion cubic feet of natural gas equivalents (bcfe) as of December 31, 2011.  Approximately 33.5% of these reserves are attributable to the Partnership’s Net Profits Interests and 66.5% are attributable to its Royalty Properties.  Natural gas accounted for 75.8% of proved reserves as of December 31, 2011, all of which were classified as proved developed producing.

The Partnership distributed a total of $53.6 million to its common unitholders from May 2011 through February 2012 attributable to 2011 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.